Exhibit 10.30

Dated 21 December 2004

PHARMION CORPORATION           (1)

and

ALECTA PENSIONSFÖRSÄKRING, ÖMSESIDIGT  (2)

GUARANTEE
of a Lease of Riverside House, Riverside
Walk, Windsor SL4 1NA

Annexure

Bank Guarantee

THIS DEED made on 21 December 2004 BETWEEN:

(1)	PHARMION CORPORATION a company incorporated under the laws of the State of Delaware in the United States of America whose address for service in England and Wales is care of Pharmion Limited, McClintock Building, Granta Park, Great Abington, Cambridge, CB1 6GX (the “Guarantor”).

(2)	ALECTA PENSIONSFÖRSÄKRING, ÖMSESIDIGT a company incorporated under the laws of Sweden whose address for service in England and Wales is care of Arlington Property Investors UK Limited, Charles House, 5-11 Regent Street, London SW1Y 4LR (the “Landlord”).

WHEREAS this Deed is entered into by the Guarantor in consideration of the Landlord at the request of the Guarantor agreeing to grant the Lease to the Tenant.

WITNESSES as follows:

1	Definitions and Interpretation

1.1	In this Deed unless the context otherwise requires:

1.1.1	Words importing any gender include every gender;

1.1.2	Words importing persons include an individual, company, corporation, firm, partnership, unincorporated association or body of persons, and any state, or governmental or local division or agency of a state;

1.1.3	References to clauses are references to the relevant clause in this Deed;

1.1.4	References in this Deed to any specified provision of this Deed or the Lease are to this Deed, the Lease or that provision as in force for the time being and as amended from time to time;

1.1.5	References to any statute or statutory provision shall include (i) any subordinate legislation made under it, (ii) any provision which it has superseded or re-enacted (whether with or without modification) and (iii) any provision superseding or re-enacting it (whether with or without modifications);

1.1.6	The contents table and the descriptive headings to clauses are inserted for convenience only, have no legal effect and shall be ignored in interpreting this Deed;

1.1.7	The words and phrases “other”, “including” and “in particular” shall not limit the generality of the preceding or succeeding words or be construed as limiting the succeeding words to the same class as the preceding words;

1.1.8	Any obligation on a party not to do or omit to do anything shall include an obligation not to allow that thing to be done or omitted to be done by any person under its control;

1.1.9	Where a party covenants to do something he shall be deemed to fulfil that obligation if he procures that it is done;

1.1.10	Any sum payable by one party to the other shall be exclusive of Value Added Tax which shall where it is chargeable be paid in addition to the sum in question at the time when that sum is due to be paid.

1.2	In this Deed, unless the context otherwise requires:

“AGA” means any authorised guarantee agreement which the Tenant may from time to time enter into in respect of the Lease;

“Bank Guarantee” means the letter of credit to be provided by J P Morgan Bank in the form of the agreed draft attached;

“Landlord” includes the immediate reversioner to the Lease from time to time;

“Lease” means a lease of the Property dated today’s date made between the Landlord (1) and the Tenant (2) and includes where relevant any deed of variation, licence, consent or other document supplemental to or associated to it, to which the Guarantor is a party;

“Property” means Riverside House, Riverside Walk, Windsor SL4 1NA as more particularly described in the Lease;

“Secured Obligations” means the obligations to pay all sums from time to time due, and to perform all other obligations which are from time to time owed, to the Landlord by the Tenant under:

(a)	the Lease or any AGA;

(b)	any compromise or arrangement agreed to by the Landlord and the Tenant, under which the Landlord agrees not to seek to exercise any of its rights or powers under the Lease or any AGA, or to compromise, abandon or waive any such rights, powers, or any claim against the Tenant; and

(c)	any order of the Court made in respect of the Lease or any AGA, or any claim arising under them, including, without limitation, an order granting relief against forfeiture;

and includes the obligation to pay all sums from time to time payable by, or on behalf of, the Tenant to the Landlord incidental upon the termination of the Lease or any AGA;

“Tenant” means Pharmion Limited (Company No 4056819) whose registered office is at McClintock Building, Granta Park, Great Abington, Cambridge CB1 6GX (but does not include any successor of such company);

“Terminating Event” means the forfeiture or determination of the Lease as a result of the Tenant’s breach of covenant or insolvency or the Tenant ceasing to exist.

2	Guarantee

2.1	The Guarantor covenants that the Tenant shall observe and perform the Secured Obligations, and that if the Tenant does not do so, the Guarantor shall do so.

2.2	The Guarantor’s obligation under clause 2.1 is a primary obligation, and it shall be liable for the fulfilment of all the Secured Obligations as though it were named as the tenant in the Lease or as guarantor under any relevant AGA.

2.3	If reasonably requested by the Landlord, the Guarantor will enter into any deed of variation, licence, consent or other document supplemental to the Lease or any AGA to which the Tenant is a party, to acknowledge that its liability under this Deed include the Tenant’s liabilities under that document.

2.4	The Guarantor’s obligation under this deed shall automatically (and without the need for any further documentation) be released upon the earlier of:

2.4.1	the Tenant producing to the Landlord certified true copies of its audited accounts for three consecutive financial years which disclose for each of those financial years profits before tax on ordinary activities (excluding extraordinary items) of not less than three times the annual rent reserved by the Lease at the date to which the accounts are made up to; and

2.4.2	on a lawful assignment of the Lease by the Tenant meaning one that is permitted by the Landlord or one that is otherwise treated as permitted at law under the Lease; and

2.4.3	the date 3 months after the expiry of the term of the Lease.

3	Terminating Event in relation to the Lease

3.1	The Guarantor shall, if required by the Landlord within the period beginning on the day of a Terminating Event and expiring three months after the Landlord has been notified by the Guarantor or the Tenant of that Terminating Event, within one month of the Landlord’s notice, accept (and execute and deliver to the Landlord a counterpart of) a new lease of the Property, and the Guarantor shall also pay all legal charges properly incurred by the Landlord in respect of that new lease.

3.2	The new lease referred to in clause 3.1 shall:

3.2.1	be for a term commencing on the date of the Terminating Event and expiring on the date on which the contractual term granted by the Lease would have expired by effluxion of time;

3.2.2	be at the rent which would have been payable under the Lease (ignoring any period of rent cesser or rent reduction then current) if it still existed; if, at the date of the Terminating Event, there is a rent review due under the Lease which has not been agreed or determined, then the new lease shall be granted at the rent due under the Lease before that review, and the second day of the term of the new lease shall be a rent review date (in addition to any other rent review dates) under the new lease;

3.2.3	be subject to any rights to relief from forfeiture or otherwise which the Tenant may have under the Lease;

3.2.4	be otherwise on the same terms as the Lease, save that any rights or obligations which arise at a particular date (whether or not calculated by reference to the start of the term of the Lease) shall arise on the same dates under the new lease; and

3.2.5	take effect from the date of the Terminating Event.

3.3	The Guarantor will use all reasonable endeavours to procure that its the title to the new lease is registered at H M Land Registry as quickly as possible after it is granted and that the title to the Lease is closed.

3.4	If a new lease is granted under this clause 3, then from the date of grant:

3.4.1	the liability of the Guarantor shall be as tenant only; and

3.4.2	this Deed shall cease to have effect but without prejudice to claims or to liability for breaches which arose before the grant of the new lease.

4	Enforcement

4.1	The Landlord may enforce this Deed without first:

4.1.1	making demand on, or taking proceedings against the Tenant; or

4.1.2	having recourse to any other security which may from time to time be held by the Landlord in respect of the Secured Obligations.

4.2	So far as the law may allow, no failure or delay on the part of the Landlord to exercise any right under this Deed or at law shall operate as a waiver, nor shall any single or partial exercise or waiver of any right or preclude its further exercise or the exercise of any other right.

5	Security taken by Guarantor

5.1	Until the Secured Obligations have been paid and discharged in full, the Guarantor shall not, without the Landlord’s written consent, exercise its rights:

5.1.1	of subrogation or indemnity in respect of the Secured Obligations;

5.1.2	to take the benefit of, or share in, or enforce any security or other guarantee or indemnity for the Secured Obligations; or

5.1.3	to prove in the bankruptcy or liquidation of the Tenant in competition with the Landlord.

5.2	The Guarantor has not taken any security from the Tenant and agrees not to do so.

5.3	Any security taken by the Guarantor in breach of clause 5.2, and all moneys received from it, and all moneys received by the Guarantor in breach of clause 5.1, shall be held in trust for the Landlord for the discharge of the liabilities of the Guarantor under this Deed.

6	Set-off and Deductions

All payments made by the Guarantor under this Deed shall be made without set-off or deduction (whether legal or equitable) save as permitted by law.

7	Interest

7.1	Any sum payable by the Guarantor under this Deed which is not paid within seven days of the date that it is due shall bear interest at the Interest Rate defined in the Lease both before and after judgement, and that interest shall be paid on demand.

7.2	Clause 7.1 shall not operate to charge interest twice on the same amount for the same period, so that if any sum payable by the Guarantor includes interest payable under the Lease, it shall not, to that extent, bear interest under this Deed.

8	Settlement and Discharge

8.1	Any release or discharge of, or settlement between, the Guarantor and the Landlord, shall be conditional upon any security, disposition or payment to the Landlord by the Tenant, the Guarantor, any co-guarantor, or any other person not being void, set aside or ordered to be refunded pursuant to any law or enactment relating to bankruptcy, liquidation or insolvency or for any other reason whatever. If such condition shall not be fulfilled the Landlord shall be entitled to enforce this Deed subsequently as if any such release discharge or settlement had not occurred.

8.2	Any monies received in connection with this Deed (whether before or after the liquidation or bankruptcy of the Tenant or the Guarantor) may be placed to the credit of a suspense account with a view to preserving claims against the Tenant or the Guarantor, or may be applied by the Landlord in or towards satisfaction of such of the Secured Obligations as the Landlord in its absolute discretion may from time to time conclusively determine.

9	Continuance of Secured Obligations

9.1	So far as the law may allow, the liability of the Guarantor, as the primary obligor, shall continue notwithstanding any, or any combination of, the following:

9.1.1	any forbearance by the Landlord to the Tenant in enforcing any of the Secured Obligations;

9.1.2	any forbearance by the Landlord to the Guarantor in enforcing any of the rights granted by this Deed;

9.1.3	any extension of time, or any other concessions, given by the Landlord to the Tenant or the Guarantor;

9.1.4	any legal limitation or incapacity relating to the Tenant or the Guarantor;

9.1.5	the Tenant being dissolved, wound up or ceasing to exist or going into liquidation or other insolvency proceedings;

9.1.6	the giving and subsequent withdrawal of any notice to determine or rescind the Lease;

9.1.7	any variation of the demise or in the other terms of the Lease, though the parties acknowledge that the Guarantor’s liability shall not extend to any such variation unless the Guarantor is a party to that variation;

9.1.8	the disclaimer, forfeiture or termination of the Lease (other than termination by way of surrender or effluxion of time) ;

9.1.9	the taking, holding, variation or release of, or not enforcing, any other security for the liabilities of the Tenant or the Guarantor;

9.1.10	any other act, omission or matter whatsoever, which but for this provision would serve to release the Guarantor, either wholly or partly except for an express release of the Guarantor by deed.

10	Miscellaneous

10.1.1	Any notice, communication or consent required or authorised to be given by this Deed shall be in writing.

10.1.2	Any notice to be served on, or communication to be sent to any party to this Deed shall be deemed to be properly served if sent by first class post, or delivered by hand during usual business hours to the registered office, or principal place of business, addressed to any director or the Company Secretary, or as the case may be the Senior or Managing Partner, of the relevant party.

10.1.3	Any such notice or communication to be sent to any party to this Deed shall be deemed to have been received when delivered, if delivered by hand, or two working days after posting if sent by first class post.

10.2	Each of the provisions of this Deed is severable from the others. If at any time one or more of such provisions becomes illegal, invalid or unenforceable, then the validity and enforceability of the remaining provisions of this Deed shall not be affected.

10.3	This Deed may be entered into in any number of counterparts, and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

10.4	For the purposes of the Contracts (Rights of Third Parties) Act 1999, this Deed is only enforceable by the parties to it.

11	Proper law

This Deed shall be governed by, and construed in accordance with, English Law and the parties irrevocably submit to the exclusive jurisdiction of the English Courts.

IN WITNESS of which each party has duly executed this Agreement as a Deed the date first above written.

EXECUTED as a DEED by	)
PHARMION CORPORATION	)
acting by	)

/s/ Michael Cosgrave

EXECUTED as a DEED by	)
ARLINGTON PROPERTY INVESTORS UK	)
LIMITED as attorney for ALECTA	)
PENSIONSFÖRSÄKRING, ÖMSESIDIGT	)
acting by	)
Director

Director /s/ M. J. Stibble